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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        AMPAL-AMERICAN ISRAEL CORPORATION
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               (Exact Name of Registrant as Specified in Charter)

               New York                                  13-35685
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(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

1177 Avenue of the Americas, New York New York             10036
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(Address of principal executive offices)            (zip code)

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
If this Form relates to the registration of a        If this Form relates to the registration of
class of debt securities and is effective upon       a class of debt securities and is to become
filing pursuant to General Instruction A(c)(1)       effective simultaneously with the
please check the following box.            [ ]       effectiveness of a concurrent registration
                                                     statement under the Securities Act of 1933
                                                     pursuant to General Instruction A(c)(2)
                                                     please check the following box.         [ ]


Securities Act registration statement file number to which this form relates:
                                                                                ---------------------
                                                                                   (If applicable)
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Securities to be registered pursuant to Section 12(b) of the Act:

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
Title of each class                                           Name of Each Exchange on Which
to be so registered                                           Each Class is to be Registered
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
       NONE
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Securities to be registered pursuant to Section 12(g) of the Act:

                    Class A Stock, Par Value $1.00 per share

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                                (Title of class)


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Item 1.  Description of Registrant's Securities to be Registered.

         This registration statement relates to the Class A Stock, par value $1.00 per share, of Ampal- American Israel Corporation (the "Registrant"). The Registrant has applied to list its Class A Stock on the Nasdaq National Market and has received preliminary approval. Trading of the Class A Stock on the Nasdaq National Market is expected to commence on May 1, 2000. The Registrant's Class A Stock is currently listed on the American Stock Exchange. The Registrant will cause the listing of the Class A Stock on the American Stock Exchange to be terminated effective May 1, 2000.

         Presently, the authorized capital stock of the Registrant consists of 60,000,000 shares of Class A Stock and 1,177,342 shares of Preferred Stock, par value $5.00 per share (the "Preferred Stock"). The Preferred Stock consists of 189,287 shares of a series of Preferred Stock designated "4% Cumulative Convertible Preferred Stock" (the "4% Preferred Stock") and 988,055 shares of a series of Preferred Stock designated "6 1/2% Cumulative Convertible Preferred Stock (the 6 1/2% Preferred Stock").

VOTING RIGHTS

         Unless dividends on any outstanding Preferred Stock are in arrears for three successive years, the holders of Class A Stock are entitled to one vote per share on all matters voted upon. Notwithstanding the above, if dividends on any outstanding series of Preferred Stock are in arrears for three successive years, the holders of all outstanding series of Preferred Stock as to which dividends are in arrears shall have the exclusive right to vote for the election of directors until all cumulative dividend arrearages are paid. The shares of Class A Stock do not have cumulative voting rights, which means that any holder of at least 50% of the Class A Stock can elect all of the members of the Registrant's Board of Directors.

DIVIDEND RIGHTS

         Dividends on all classes of the Registrant's shares are payable as a percentage of par value. The holders of the Registrant's presently authorized and issued 4% Preferred Stock and 6 1/2% Preferred Stock (each having a $5.00 par value) are entitled to receive cumulative dividends at the rates of 4% and 6 1/2% per annum, respectively, payable out of surplus or net earnings of the Registrant before any dividends are paid on the Class A Stock. If the Registrant fails to pay such dividends on the Preferred Stock in any calendar year, such deficiency must be paid in full, without interest, before any dividend may be paid on the Class A Stock. After the payment of all cumulative dividends on all Preferred Stock, the holders of the Class A Stock are entitled to receive non-cumulative dividends at the rate of 4% per annum before any further dividends are paid in such year upon the Preferred Stock. After the payment of all cumulative dividends on all Preferred Stock and the 4% non-cumulative dividend to the holders of the Class A Stock, any additional dividend declared by the Board of Directors will be participated in by the holders of the 4% Preferred Stock and Class A Stock on a pari passu basis.

                               Liquidation Rights

         In the event of liquidation, dissolution or winding up of the Registrant, the holders of the Preferred Stock will be entitled to receive an amount equal to the par value of the Preferred Stock ($5.00 per share), sharing pari passu, together with accrued dividends to the date of payment, before any distribution or payment may be made to the holders of Class A Stock. After such payment has been made to the holders of the Preferred Stock, any amounts remaining for distribution to the shareholders will be paid first to the holders of the Class A Stock until they have received an amount equal to the par value of the Class A Stock, and then the shareholders will share in any further liquidation distribution according to the number of shares held by each and the par value thereof.


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                   Preemptive Rights and Redemption Provisions

         No holder of any class of shares of the Registrant, now or hereafter authorized, has any preferential or preemptive right to subscribe for, purchase or receive any shares of any class of the Registrant, any options or warrants for such shares, or any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for, or carrying options or warrants for, or other rights to purchase, such shares, which may at any time be issued, sold or offered for sale by the Registrant. There are no redemption provisions relating to the Class A Stock.

                                Conversion Rights

         The Registrant's Preferred Stock may be authorized and issued in such series and in such designations, preferences and privileges as may be determined by its Board of Directors. There are presently authorized and issued two series of Preferred Stock. The 4% Preferred Stock and 6 1/2% Preferred Stock are convertible at any time into fully paid and non-assessable shares of Class A Stock at the rate of five shares of Class A Stock for each share of 4% Preferred Stock and three shares of Class A Stock for each share of 6 1/2% Preferred Stock. The Class A Stock has no conversion rights.

                            Transfer Agent Registrar

         The Transfer Agent Registrar for the Class A Stock is Chase Mellon Shareholder Services, LLC, Ridgefield Park, New Jersey.

Item 2.  Exhibits.

A. Amended and Restated Certificate of Incorporation of Ampal-American Israel Corporation, dated May 28, 1997. (Filed as Exhibit 3a. to Form 10-Q, for the quarter ended June 30, 1997 and incorporated herein by reference. File No. 0-538).

B. By-Laws of Ampal-American Israel Corporation as amended, dated June 9, 1998. (Filed as Exhibit 3 to Form 10-Q, for the quarter ended September 30, 1998 and incorporated herein by reference. File No. 0-538).


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



Date: April 28, 2000                      By: /s/ ELI S. GOLDBERG
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                                               Eli S. Goldberg
                                               Vice President-Legal & Secretary